EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Fourth Quarter and Full Year 2013 Results
Houston, Texas - February 21, 2014 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $135.2 million, or $0.61 per share (basic and diluted), for the three months ended December 31, 2013, compared to a net loss attributable to common stockholders of $94.3 million, or $0.44 per share (basic and diluted), for the comparable 2012 period. For the year ended December 31, 2013, Cheniere reported a net loss attributable to common stockholders of $507.9 million, or $2.32 per share (basic and diluted), compared to a net loss attributable to common stockholders of $332.8 million, or $1.83 per share (basic and diluted), during the corresponding period of 2012.

Significant items for the three months and year ended December 31, 2013 were $34.0 million, or $0.15 per share (basic and diluted), and $109.1 million, or $0.50 per share (basic and diluted), respectively, compared to $53.7 million, or $0.25 per share (basic and diluted), and $123.7 million, or $0.68 per share (basic and diluted), respectively, for the comparable 2012 periods. Significant items related to liquefied natural gas ("LNG") terminal development expenses, losses on early extinguishment of debt and derivative gains/losses. LNG terminal development expenses were primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project") and the proposed liquefaction facilities being developed by us near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project"). Derivative gains/losses were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under four credit facilities. Loss on early extinguishment of debt was related to Sabine Pass Liquefaction amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion in May 2013 and refinancing a portion of the credit facilities in November 2013, resulting in an aggregate available capacity of approximately $5.0 billion.
Results are reported on a consolidated basis and include our indirect ownership interest in Cheniere Partners, which was 49.2% as of December 31, 2013. The ownership is based on our 100% ownership of the general partner interest in Cheniere Partners and 84.5% ownership interest in Cheniere Energy Partners LP Holdings, LLC (“Cheniere Holdings”), which owns 55.9% of Cheniere Partners.
Overview of Recent Significant Events

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In December 2013, Corpus Christi Liquefaction, LLC entered into an LNG sale and purchase agreement (“SPA”) with PT Pertamina (Persero) ("Pertamina") under which Pertamina has agreed to purchase 39.7 million MMBtu of LNG per year (approximately 0.8 mtpa) upon the date of first commercial delivery of the first liquefaction Train ("Train") at the Corpus Christi Liquefaction Project;

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In December 2013, Corpus Christi Liquefaction, LLC entered into two lump sum turnkey contracts for the engineering, procurement and construction of Trains and related facilities for the Corpus Christi Liquefaction Project; and

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In December 2013, Cheniere Holdings completed its initial public offering (the "Cheniere Holdings Offering") of 36.0 million common shares at $20.00 per common share. Cheniere Holdings was formed by us to hold our Cheniere Partners limited partner interests. We ultimately received all of the $665.0 million of net proceeds from the Cheniere Holdings Offering and intend to use them for the development of our existing assets, future projects and general corporate purposes.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners we are developing up to six Trains, each with a nominal production capacity of approximately 4.5 mtpa, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. We have received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of January 31, 2014, the overall project for Trains 1 and 2 was approximately 57.1% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG by late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of January 31, 2014, the overall project for Trains 3 and 4 was approximately 21.6% complete. To date, soil stabilization has been completed and pile driving, the next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the development of Trains 5 and 6. To date we have completed two LNG SPAs for approximately 3.75 mtpa in aggregate of LNG volumes that commence with the date of first commercial delivery for Train 5.  In September 2013, we filed a complete application with the FERC. We have received authorizations from the DOE to export 503 Bcf of LNG volumes from Trains 5 and 6 to FTA countries. Non-FTA authorization is pending.

Corpus Christi Liquefaction Project
We continue to make progress on the commercialization and development of the Corpus Christi Liquefaction Project, which is being designed for up to three Trains with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG.

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In December 2013, we entered into an SPA with Pertamina under which Pertamina has agreed to purchase approximately 0.8 mtpa of LNG commencing with the date of first commercial delivery of Train 1 of the Corpus Christi Liquefaction Project. Additionally, we entered into two lump sum turnkey contracts for the engineering, procurement and construction of the Trains and related facilities.

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We have received authorization from the DOE to export up to 767 Bcf per year of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project. Authorization to export LNG to non-FTA countries is pending.

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In February 2014, we received a scheduling notice from the FERC under which the FERC has scheduled the issuance of the FERC staff’s final Environmental Impact Statement (“FEIS”) for no later than October 8, 2014. In addition, this notice from the FERC alerted all other agencies issuing federal authorizations of the requirement to complete all necessary reviews and to reach a final decision on the request for a federal authorization within 90 days following issuance of the FEIS or no later than January 6, 2015.

We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Timelines for Liquefaction Projects

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
- PT Pertamina (Persero)				0.8 mtpa
EPC contract	Completed	Completed	2015	Completed
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2014/2015
Commence operations	2015/2016	2016/2017	2018/2019	2018
Quarter and Year End 2013 Results
For the quarter and year ended December 31, 2013, Cheniere reported loss from operations of $79.4 million and $329.0 million, respectively, compared to $15.9 million and $75.8 million for the respective comparable periods in 2012. Net operating losses were primarily affected by general and administrative expenses due to timing of awards under bonus plans relating to Trains 1 through 4 of the Sabine Pass Liquefaction Project and LNG terminal operating expenses which resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, increased LNG terminal maintenance and repair costs and increased fuel costs. General and administrative expenses included non-cash compensation expenses of $64.9 million and $252.1 million for the quarter and year ended December 31, 2013, respectively, compared to $4.3 million and $58.4 million for the respective comparable 2012 periods.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three Trains, with aggregate design production capacity of up to 13.5 mtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
Revenues
LNG terminal revenues	$66,185	$66,625	$265,406	$265,894
Marketing and trading revenues	(199)	469	242	(1,172)
Other	435	327	1,565	1,498
Total revenues	66,421	67,421	267,213	266,220

Operating costs and expenses
LNG terminal operating expense	12,744	20,470	89,169	57,076
LNG terminal development expense	10,720	11,483	60,934	66,112
Depreciation, depletion and amortization	15,676	19,406	61,209	66,407
General and administrative expense	106,541	31,845	384,512	152,081
Other	117	132	375	376
Total operating costs and expenses	145,798	83,336	596,199	342,052
Loss from operations	(79,377)	(15,915)	(328,986)	(75,832)

Other income (expense)
Interest expense, net	(43,594)	(41,092)	(178,400)	(200,811)
Loss on early extinguishment of debt	(51,066)	(42,587)	(131,576)	(57,685)
Derivative gain (loss), net	27,742	346	83,448	58
Other income (expense)	137	133	1,091	(11,367)
Total other expense	(66,781)	(83,200)	(225,437)	(269,805)
Loss before income taxes and non-controlling interest	(146,158)	(99,115)	(554,423)	(345,637)
Income tax provision	(1,589)	207	(4,340)	(4)
Net loss	(147,747)	(98,908)	(558,763)	(345,641)
Non-controlling interest	12,518	4,584	50,841	12,861
Net loss attributable to common stockholders	$(135,229)	$(94,324)	$(507,922)	$(332,780)

Net loss per share attributable to common stockholders - basic and diluted	$(0.61)	$(0.44)	$(2.32)	$(1.83)
Weighted average number of common shares outstanding - basic and diluted	221,624	215,586	218,869	181,768

	December 31,	December 31,
	2013	2012
Cash and cash equivalents	$960,842	$201,711
Restricted cash and cash equivalents	598,064	520,263
Accounts and interest receivable	4,486	3,486
LNG inventory	10,563	7,045
Prepaid expenses and other	17,225	16,058
Non-current restricted cash and cash equivalents	1,031,399	272,924
Property, plant and equipment, net	6,454,399	3,282,305
Debt issuance costs, net	313,944	220,949
Non-current derivative assets	98,123	—
Goodwill	76,819	76,819
Other	107,373	37,525
Total assets	$9,673,237	$4,639,085

Current liabilities	237,011	159,763
Long-term debt, net of discount	6,576,273	2,167,113
Deferred revenue	17,500	21,500
Non-current derivative liabilities	—	26,424
Other liabilities	2,396	2,680
Non-controlling interest	2,660,375	1,751,604
Stockholders' equity	179,682	510,001
Total liabilities and equity	$9,673,237	$4,639,085

As of December 31, 2013, we had unrestricted cash and cash equivalents of $960.8 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $1,629.5 million (which included restricted cash and cash equivalents available to Cheniere Partners, Sabine Pass Liquefaction and Sabine Pass LNG) designated for the following purposes: $1,059.7 million for the Sabine Pass Liquefaction Project, $101.9 million for the Creole Trail Pipeline, $91.1 million for interest payments related to the 7.50% Senior Secured Notes due 2016 and 6.50% Senior Secured Notes due 2020 issued by Sabine Pass LNG, and $376.8 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259